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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported) November 25, 2003

Commission file number 001-05996

DATAJUNGLE SOFTWARE INC.

(Exact name of small business issuer as specified in its charter)

Nevada

91-0835748

(State or other jurisdiction of

(IRS Employer Identification Number)

incorporation or organization)

1 HINES ROAD SUITE 202  OTTAWA ONTARIO, CANADA  K2K 3C7

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: 613-254-7246

QUAD METALS CORPORATION

(Former name or former address, if changed since last report)

SEC 873 (06/2003)

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ITEM 5.  OTHER EVENTS

On November 25, 2003 the company issued a press release announcing several organizational changes including appointment of Directors and Officers and a corporate name change.

The Company's name has changed from Quad Metals Corporation to DataJungle Software Inc. and its stock is quoted on the OTC BB under the stock symbol "DJSW."

Along with this name change, the company announced the appointment of Directors and Officers. Edward Munden assumes the role of Chairman of the Board and becomes President and CEO. Denes Bartakovich, co-founder of DataJungle, is appointed a member of the Board and Executive Vice President of Products and Marketing. Don Carter is appointed as a member of the Board and Vice President of Data Vendor Sales.

Joining the Board are two outside directors: Thomas Parkinson, Senior Vice President and Chief Technology Officer of on-line grocery pioneer Peapod; and Robert Lendvai, Vice President of Marketing and Communications for manufacturing intelligence software maker EMT Inc.

Other appointments to the management team include: Robert Poole (co-founder) becomes Vice President of Strategic Alliances and Business Development; Larry Bruce becomes Vice President of Finance; and Faustino Sanchez becomes Vice President of Sales.

DataJungle is a software company that develops and markets Web-based enterprise-class business intelligence software solutions that translate business data into interactive tables, charts and maps. These solutions can be deployed on a standalone basis or as extensions to the products of leading vendors such as Cognos. The Company has four major commercially available product lines: Matrix -- a "dashboard" application that allows users to define multiple views of key business metrics; Annotator-an application that provides collaboration and annotation capabilities to Cognos PowerPlay (the world's most widely deployed business intelligence software); Reporter -- a toolset of software reporting modules that can be assembled to the specific requirements of the customer; and AMMO-an application developed specifically to meet market analysis needs in the automotive sector. Additional information can be found on the Company's website at www.datajungle.com.

EXHIBIT INDEX

99(a)

Press release dated November 25, 2003

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUAD METALS CORPORATION

By:  /s/ Larry Bruce

December 4, 2003

Larry Bruce

Date

Vice President Finance

DataJungle Software Inc. Announces Organizational Changes

TUESDAY , NOVEMBER 25, 2003 10:11 AM

OTTAWA, Ontario, Nov 25, 2003 /PRNewswire-FirstCall via Comtex/ - DataJungle Software Inc. ("DataJungle") today announced several organizational changes including appointment of Directors and Officers and a corporate name change.

The Company's name has changed from Quad Metals Corporation to DataJungle Software Inc. and its stock is quoted on the OTC BB under the stock symbol "DJSW."

Along with this name change, the company is announcing the appointment of Directors and Officers. Edward Munden assumes the role of Chairman of the Board and becomes President and CEO. Denes Bartakovich, co-founder of DataJungle, is appointed a member of the Board and Executive Vice President of Products and Marketing. Don Carter is appointed as a member of the Board and Vice President of Data Vendor Sales.

Joining the Board are two outside directors: Thomas Parkinson, Senior Vice President and Chief Technology Officer of on-line grocery pioneer Peapod; and Robert Lendvai, Vice President of Marketing and Communications for manufacturing intelligence software maker EMT Inc.

Other appointments to the management team include: Robert Poole (co-founder) becomes Vice President of Strategic Alliances and Business Development; Larry Bruce becomes Vice President of Finance; and Faustino Sanchez becomes Vice President of Sales.

"With these changes, and with the enthusiastic response from customers and partners to our products, we believe we are well positioned to take DataJungle to the next level," said President and CEO Edward Munden.

DataJungle is a software company that develops and markets Web-based enterprise-class business intelligence software solutions that translate business data into interactive tables, charts and maps. These solutions can be deployed on a standalone basis or as extensions to the products of leading vendors such as Cognos. The Company has four major commercially available product lines: Matrix -- a "dashboard" application that allows users to define multiple views of key business metrics; Annotator-an application that provides collaboration and annotation capabilities to Cognos PowerPlay (the world's most widely deployed business intelligence software); Reporter -- a toolset of software reporting modules that can be assembled to the specific requirements of the customer; and AMMO-an application developed specifically to meet market analysis needs in the automotive sector. Additional information can be found on the Company's website at www.datajungle.com.

Safe Harbor Statement: This release may contain forward-looking statements. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Readers should not place undue reliance on any such forward-looking statements that are based solely on information known as of the date of this release. DataJungle disclaims any obligation to update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

SOURCE

DataJungle Software Inc.

CONTACT:

Don Carter of DataJungle Software Inc., +1-613-254-7246,

ext. 120, or Investors@datajungle.com.

URL:

http://www.prnewswire.com

http://www.datajungle.com